Exhibit 99.1

Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com
FOR IMMEDIATE RELEASE

Contact:

Kevin P. McCarty
Director of Investor Relations
Intermec, Inc.
425-265-2472
kevin.mccarty@intermec.com

Intermec Names Robert J. Driessnack Chief Financial Officer

EVERETT, Wash. – December 19, 2008 – Intermec, Inc. (NYSE:IN) has named Robert J. Driessnack senior vice president and chief financial officer. Driessnack has over 25 years’ experience with public and private businesses, including global electronics manufacturing.  He will assume his new position at Intermec in late January 2009.

“Bob brings extensive global financial and business expertise and technology industry experience to Intermec,” said Patrick J. Byrne, CEO. “His knowledge and experience will be a great addition to our executive leadership team.”

Mr.  Driessnack is currently vice president and controller at HNI Corporation (NYSE:HNI).  Before joining HNI in 2004, Mr. Driessnack was a division chief financial officer for NCR Corporation (NYSE:NCR). During his 15-year tenure at NCR, Mr. Driessnack served in numerous financial positions, including corporate controller, regional controller and chief financial officer for various international divisions.

Intermec’s former chief financial officer, Lanny H. Michael, will be leaving the company to pursue other opportunities.  The company expressed its thanks for the contributions he has made to the company during his tenure.

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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.  Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)
Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in  our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.